UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 29, 2017 (November 29, 2017)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Humana Inc. has issued redemption notices to redeem its $300 million aggregate principal amount of 6.30% senior notes due August 1, 2018 (the “6.30% Notes”) and its $500 million aggregate principal amount of 7.20% senior notes due June 15, 2018 (the “7.20% Notes” and together with the 6.30% Notes, the “Notes”) on December 29, 2017 (the “Redemption Date”) at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments on the Notes to be redeemed consisting of principal and interest, exclusive of interest accrued to the Redemption Date, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus (a) 30 basis points for the 6.30% Notes and (b) 50 basis points for the 7.20% Notes, plus in each case, accrued interest to the Redemption Date. The notices to holders specifying the terms, conditions and procedures for the redemptions are available through The Depository Trust Company and the paying agent, The Bank of New York Mellon Trust Company, N.A.

Item 7.01	Regulation FD Disclosure.

Members of Humana Inc.’s senior management team are scheduled to meet with investors at various times between December 1, 2017 and December 31, 2017. During such meetings, Humana’s management expects to provide updated guidance of approximately $17.53 in diluted earnings per common share (“EPS”), or approximately $11.60 in adjusted EPS, in each case for the year ending December 31, 2017. The date and time of presentations to investors are available via the Investor Relations calendar of events on Humana’s web site at www.humana.com.

The Company has included adjusted EPS in this current report, a financial measure that is not in accordance with GAAP. Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance. Consequently, management uses adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision making purposes. Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS. A reconciliation of adjusted EPS to GAAP EPS follows:

Diluted earnings per common share	FY17 Guidance
GAAP	Approx. $	17.53
Net (gain) expenses associated with the now-terminated merger transaction (primarily the break-up fee)		(4.35)
Amortization of identifiable intangibles		0.31
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact		(2.15)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)		0.24
Operating results associated with the Individual Commercial business given the Company’s exit on January 1, 2018 as previously disclosed		(0.64)
Charges associated with voluntary and involuntary workforce reduction programs		0.57
Costs associated with early retirement of debt in the fourth quarter of 2017		0.09
Adjusted (non-GAAP) – FY17 projected	Approx. $	11.60

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated: November 29, 2017